EXHIBIT 10.3

AMENDMENT NO. 2 TO
MASTER REPURCHASE AGREEMENT
    AMENDMENT NO. 2 TO MASTER REPURCHASE AGREEMENT, dated as of March 9, 2022 (this “Amendment”), between RMTG LENDER LLC, a Delaware limited liability company (“Seller”) and UBS AG, BY AND THROUGH ITS NEW YORK BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK, a Delaware corporation (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement (as defined below) or in the Pricing Letter (as defined in the Repurchase Agreement), as applicable.
RECITALS
WHEREAS, Seller and Buyer are parties to that certain Master Repurchase Agreement, dated as of February 18, 2021 (as amended by Amendment No. 1 to Pricing Letter, Limited Guaranty, Fee Side Letter and Repurchase Agreement, dated as of October 18, 2021, between and among Seller, Buyer and Seven Hills Realty Trust (f/k/a RMR Mortgage Trust), the “Repurchase Agreement”);
WHEREAS, Seller and Buyer have agreed, subject to the terms and conditions hereof, that the Repurchase Agreement shall be amended as set forth in this Amendment.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer each agree as follows:

Section a.Amendments to Repurchase Agreement.

(a) Section 2 is hereby amended by inserting the following new definitions in the correct alphabetical order:
“Alternate Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate of interest of the Alternate Rate Index determined as of the applicable Pricing Rate Determination Date, plus the Applicable Spread.
“Alternate Rate Index” shall mean the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:
1.The sum of (A) Compounded SOFR and (B) the Alternate Rate Spread Adjustment;
2.The sum of: (A) the alternate rate of interest that has been selected or recommended by the Federal Reserve as the replacement for the then-current Benchmark and (B) the Alternate Rate Spread Adjustment;
3.The sum of: (A) the ISDA Fallback Rate and (B) the Alternate Rate Spread Adjustment; or
4.The sum of: (A) the alternate rate of interest that has been selected by Buyer as the replacement for the then-current Benchmark giving due

EXHIBIT 10.3
consideration to any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated securitizations at such time and (B) the Alternate Rate Spread Adjustment, provided that, in the case of clause (1) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by Buyer in its reasonable discretion. In no event shall the Alternate Rate Index be less than the Benchmark Floor.
“Alternate Rate Index Conforming Changes” shall mean, with respect to any conversion of a Transaction to an Alternate Rate Transaction, any technical, administrative or operational changes (including changes to the definition of “Pricing Rate Period”, “Remittance Date”, “Pricing Rate Determination Date”, “Business Day” and/or “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest and preceding and succeeding business day conventions and other administrative matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Alternate Rate Index and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer or its designee determines that no market practice for use of the Alternate Rate Index exists, in such other manner as Buyer determines is reasonably necessary); provided, however, that no such conforming changes will be made by Buyer and applied to Seller unless Buyer is imposing changes similar in substance on its similarly situated customers domiciled in the United States under repurchase facilities under which Buyer has a comparable contractual right, which repurchase facilities finance commercial real estate mortgage loans similar to the affected Purchased Loans.
“Alternate Rate Spread Adjustment” shall mean the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:
1.the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Federal Reserve for the applicable Unadjusted Alternate Rate Index; or if the applicable Unadjusted Alternate Rate Index is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment, or
2.the spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then current Benchmark with the applicable Unadjusted Alternate Rate Index for U.S. dollar denominated securitization transactions at such time, provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Alternate Rate Spread Adjustment from time to time as selected by Buyer in its reasonable discretion.

“Alternate Rate Transaction” shall mean any Transaction at such time as Price Differential thereon accretes at a rate based upon the Alternate Rate.
“Applicable Spread” shall mean, with respect to a Transaction involving a Purchased Asset:

EXHIBIT 10.3
(i)with respect to any Purchased Asset and any Pricing Rate Period, so long as no Event of Default shall have occurred and be continuing, the incremental per annum rate (expressed as a number of “basis points”, each basis point being equivalent to 1/100 of 1%) as determined by Buyer in its sole discretion within the range set forth in Schedule I attached to the Fee Letter, or such other rate as may be agreed upon between Seller and Buyer and, in each case, as set forth in the related Confirmation for such Purchased Asset; and
(ii)after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, plus 500 basis points (5.0%).
“Benchmark” shall mean (i) initially, the Term SOFR Reference Rate with a tenor of one month and (ii), on and after the conversion to an Alternate Rate Index pursuant to Article 3 hereof, the Alternate Rate Index determined in accordance with the terms hereto.
“Benchmark Floor” shall mean, with respect to any Transaction, the greater of (a) zero and (b) such other amount, if any, as may be specified in the Confirmation related to such Transaction.
“Benchmark Replacement Date” shall mean:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the relevant Benchmark permanently or indefinitely ceases to provide such Benchmark, or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which the Benchmark has been determined and announced by the regulatory supervisor for the administrator of the Benchmark to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) even if the Benchmark continues to be provided on such date; or
(3)in the case of clause (4) of the definition of “Benchmark Transition Event”, such date of determination by Buyer; or
(4)in the case of clause (5) of the definition of “Benchmark Transition Event”, the date of the Benchmark Unavailability Determination.
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that the administrator has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(2)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the

EXHIBIT 10.3
administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(3)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is not, or as of a specified future date will not be representative;
(4)the determination by Buyer in its sole good faith discretion that use if the Benchmark by Buyer is prohibited or restricted by or in accordance with any Requirement of Law;
(5)a Benchmark Unavailability Period has occurred or exists with respect to such Benchmark, and Buyer determines in its sole and absolute discretion that such Benchmark shall no longer be used as the Benchmark under this Agreement (a “Benchmark Unavailability Determination”).
“Benchmark Unavailability Period” shall mean each (if any) Pricing Rate Period for which Buyer determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Pricing Rate for the applicable Pricing Rate Period (including, if the Benchmark is Term SOFR or Compounded SOFR, that Term SOFR or Compounded SOFR, as applicable, cannot be determined in accordance with the definition thereof).
“Compounded SOFR” shall mean the compounded average of SOFR for approximately a one-month period, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be calculated in advance or in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Pricing Rate Period) being established by Buyer in accordance with:
1.the rate, or methodology for the rate, and conventions for the rate selected or recommended by the Federal Reserve for determining compounded SOFR; provided, that
2.if, and to the extent that, Buyer determines that Compounded SOFR cannot be so determined in accordance with clause (1) above, then Compounded SOFR will mean the rate, or methodology for the rate, and conventions for the rate that have been selected by Buyer giving due consideration to any industry-accepted market practice for similar U.S. dollar denominated master repurchase or credit facilities at such time (as a result of amendment or as originally executed);
provided, further, that if Buyer decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for Buyer, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Alternate Rate Index.”

“Early Opt-in Effective Date” shall mean with respect to any Early Opt-in Election, the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to Seller.

EXHIBIT 10.3
“Early Opt-in Election” shall mean the election by Buyer (at any time after the date hereof, in its sole and absolute discretion) to trigger a fallback from the then-current Benchmark and the provision by Buyer of written notice of such election to Seller.
“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.
“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at https://www.newyorkfed.org, or any successor source.
“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” shall mean the spread adjustment, (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the then-current Benchmark.
“ISDA Fallback Rate” shall mean the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the then-current Benchmark, excluding the applicable ISDA Fallback Adjustment.
“One-Month LIBOR Pricing Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate equal to (i) the greater of One-Month LIBOR and the applicable Benchmark Floor plus (ii) the Applicable Spread.
“One-Month LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate is determined for such Pricing Rate Period with reference to One-Month LIBOR.
“One-Month LIBOR Transition Date” shall mean a date that shall occur with respect to specified One-Month LIBOR Transactions upon the earliest to occur of the following:
(a) with respect to all One-Month LIBOR Transactions, the date that One-Month LIBOR has either (i) permanently or indefinitely ceased to     be provided by the administrator of One-Month LIBOR; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide One-Month LIBOR or (ii) been announced by the regulatory supervisor of the administrator of One-Month LIBOR pursuant to public statement or publication of information to be no longer representative;
(b) for any Transaction with respect to which Seller is required to fund any Future Funding Obligation to the applicable Mortgagor in respect of the related Purchased Asset and Buyer participates in such funding under the Agreement, the “One-Month LIBOR Transition Date” for such Transaction shall mean the first date after the Second Amendment Date as of which Buyer has agreed to so fund any additional Purchase Price on such Purchased Asset in respect of such Future Funding Obligations;

EXHIBIT 10.3
(c) for all Transactions, the first date after the Second Amendment Date on which the Termination Date has been extended pursuant to Section 3(f) hereto;
(d) the Early Opt-in Effective Date; and
(e) such other date as Buyer and Seller may mutually agree.
“Periodic Term SOFR Determination Day” shall mean the day that is two (2) U.S. Government Securities Business Days prior to the first day of an applicable Pricing Rate Period.
“Rate Conversion Effective Date” shall mean the date on which a One-Month LIBOR Transaction is converted to a Term SOFR Transaction or a Term SOFR Transaction is converted to an Alternate Rate Transaction.
“Second Amendment Date” shall mean March 9, 2022.
“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” shall mean the Federal Reserve Bank of New York’s Website for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Term SOFR” shall mean, with respect to each Pricing Rate Period, the Term SOFR Reference Rate for a one-month tenor on the relevant Periodic Term SOFR Determination Day; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, Term SOFR for any Transaction shall in no event be less than the Benchmark Floor applicable to such Transaction.
“Term SOFR Adjustment” shall mean 0.11448% per annum.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA), or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its reasonable discretion.
“Term SOFR Pricing Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate of interest equal to the sum of (i) Term SOFR and (ii) the Pricing Spread.
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Term SOFR Transaction” shall mean a Transaction bearing interest at Term SOFR.

EXHIBIT 10.3
“Unadjusted Alternate Rate Index” shall mean the Alternate Rate Index excluding the Alternate Rate Spread Adjustment.
“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States Government securities.

(b) Section 6 of the Repurchase Agreement is hereby amended as follows:

(i)    Section 6(d) is hereby deleted in its entirety and replaced with the following:
    “[Reserved.]”
(ii) The following is inserted as a new sub-section (f) following sub-section (e) thereunder:
“(f)     Use of SOFR and legacy One-Month LIBOR Transactions.
Notwithstanding the foregoing or anything to the contrary contained herein:
(i) for each Transaction:
        (A)    for which the Purchase Date is on or after January 1, 2022, such Transaction shall be a Term SOFR Transaction and shall bear interest at an annual rate equal to the Term SOFR Pricing Rate applicable to such Transaction;
        (B)     for which the Purchase Date is prior to January 1, 2022 and is a One-Month LIBOR Transaction, each such One-Month LIBOR Transaction shall, after the One-Month LIBOR Transition Date occurs with respect to such Transaction, be converted to bear interest at an annual rate equal to the sum of (i) the Term SOFR Pricing Rate applicable to such Transaction utilizing the Pricing Spread in place as of the One-Month LIBOR Transition Date, plus (ii) the Term SOFR Adjustment.
(2)Notwithstanding anything to the contrary herein or in any other Transaction Document, with respect to any One-Month LIBOR Transaction, if the One-Month LIBOR Transition Date has occurred prior to the Pricing Rate Determination Date in respect of any setting of One-Month LIBOR for any Pricing Rate Period of such One-Month LIBOR Transaction, then each One-Month LIBOR Transaction hereunder shall be permanently converted to being a Term SOFR Transaction as of the first day of such Pricing Rate Period without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; provided, that except as otherwise expressly specified in any Confirmation (or amended and restated Confirmation) entered into by Buyer and Seller following the First Amendment Effective Date, from and after the Rate Conversion Effective Date, the Applicable Spread (as in effect immediately prior to the effectiveness of such Rate Conversion) for each such LIBOR Transaction converted to a Term SOFR Transaction shall be increased

EXHIBIT 10.3
by an amount equal to the Term SOFR Adjustment without any amendment to, or further action or consent of any other party to, this Agreement or any other Repurchase Document.
(3)In the event that Buyer shall have determined in its sole good faith discretion (which determination shall be conclusive and binding upon Seller absent manifest error) that with respect to any Transaction, one or more Benchmark Transition Events shall have occurred, then Buyer shall determine the corresponding Benchmark Replacement Date and Buyer shall, at any time after the Benchmark Replacement Date, have the sole and exclusive right at its election, to be exercised in its sole but good faith discretion, to convert any Transaction from a Term SOFR Transaction to an Alternate Rate Transaction based on the applicable Benchmark Replacement selected by Buyer, or if any Transaction had previously been converted to an Alternate Rate Transaction based upon a Benchmark Replacement, to an Alternate Rate Transaction based on the applicable alternative Benchmark Replacement selected by Buyer; provided in each case that such conversion shall be subject to satisfaction of the following conditions: (i) at the time of conversion, such applicable Benchmark Replacement is a floating rate index that is then commonly used by Buyer and/or other market participants as an alternative to then-current Benchmark as determined by Buyer in its sole but good faith discretion, and (ii) such applicable Benchmark Replacement is administratively and commercially reasonable for Buyer to implement, as determined by Buyer in its sole but good faith discretion. In the event the foregoing conditions shall be satisfied and the applicable Transaction is converted to an Alternate Rate Transaction as provided above, the Transaction shall bear interest at the applicable Alternate Pricing Rate, effective as of the first day of the next succeeding Pricing Rate Period which is at least five (5) Business Days after notice has been provided to Seller hereunder. Buyer will promptly notify Seller of the conversion of any Transaction to an Alternate Rate Transaction. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have the right to convert (x) a Term SOFR Transaction to an Alternate Rate Transaction or (y) an Alternate Rate Transaction accruing interest at a rate based upon the then-current Benchmark Replacement, to an alternative Alternate Rate Transaction accruing interest at a rate based upon any alternative Benchmark Replacement.
(4)In connection with the use or administration of any Benchmark Replacement, as applicable, Buyer shall have the right to make Alternate Rate Index Conforming Changes from time to time as Buyer determines in its sole but good faith discretion (and in the case of Benchmark Replacement, as necessary in connection with such Rate Conversion and/or the implementation thereof), and notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Alternate Rate Index Conforming Changes as provided in the definition thereof will become effective without any further action or consent of Seller. Buyer will promptly notify Seller of (i) the effectiveness of any such Alternate Rate Index Conforming Changes, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Alternate Rate Index Conforming Changes. Any such determination, decision or election that

EXHIBIT 10.3
may be made by Buyer, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Seller or any other party to this Agreement or any other Transaction Document.
(5)Seller hereby agrees to promptly pay to Buyer, upon demand, any additional amounts necessary to compensate Buyer for any actual out of pocket costs (not to include any lost profit or opportunity) incurred by Buyer in making any conversion in accordance with this Agreement, including without limitation, any interest or fees payable by Buyer to Buyers of funds obtained by it in order to make or maintain any Transaction hereunder. If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to the terms hereof.
Section a.Conditions Precedent. This Amendment shall become effective on the date on which this Amendment is executed and delivered by a duly authorized officer of each of the Seller, Guarantor and Buyer.
Section b.Seller’s Representations and Warranties. On and as of the date first above written, Seller hereby represents and warrants to Buyer that (a) Seller has taken all necessary action to authorize the execution, delivery and performance of this Amendment and (b) this Amendment has been duly executed and delivered by or on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.
Section c.Acknowledgments of Guarantor.  In connection with this Amendment, Guarantor hereby acknowledges (a) the execution and delivery of this Amendment by Seller and agrees that Guarantor continues to be bound by the Guarantee Agreement to the extent of the Obligations (as defined therein), as such obligations may be increased and otherwise modified in connection with the terms of this Amendment, and (b) that, as of the date hereof, Buyer is in compliance with its undertakings and obligations under the Repurchase Agreement and each of the other Transaction Documents.
Section d.Limited Effect. Except as expressly amended and modified by this Amendment, the Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms; provided, however, that upon the Second Amendment Effective Date, all references in the Repurchase Agreement to the “Transaction Documents” shall be deemed to include, in any event, this Amendment. Each reference to Repurchase Agreement in any of the Transaction Documents shall be deemed to be a reference to the Repurchase Agreement as amended hereby.
Section e.Counterparts. This Amendment may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (.PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

EXHIBIT 10.3
Section f.Costs and Expenses. Seller shall pay Buyer’s reasonable actual out of pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of this Amendment.
Section g.No Novation, Effect of Agreement. Guarantor, Seller and Buyer have entered into this Amendment solely to amend the terms of the Repurchase Agreement and do not intend this Amendment or the transactions contemplated hereby to be, and this Amendment and the transactions contemplated hereby shall not be construed to be, a novation of any of the obligations owing by Seller or Guarantor (the “Repurchase Parties”) under or in connection with the Repurchase Agreement or any of the other document executed in connection therewith to which any Repurchase Party is a party (the “Repurchase Documents”). It is the intention of each of the parties hereto that (i) the perfection and priority of all security interests securing the payment of the obligations of the Repurchase Parties under the Repurchase Agreement and the other Repurchase Documents are preserved, (ii) the liens and security interests granted under the Repurchase Agreement continue in full force and effect, and (iii) any reference to the Repurchase Agreement in any such Repurchase Document shall be deemed to also reference this Amendment.
Section h.Consent to Jurisdiction; Waiver of Jury Trial.
(a)    Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Amendment or relating in any way to this Amendment or any Transaction under the Repurchase Agreement and (ii) waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified in the Repurchase Agreement. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 10 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.
(i)EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
Section i.GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AMENDMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AMENDMENT.
[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.
BUYER:
UBS AG, BY AND THROUGH ITS NEW YORK BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK, a Delaware corporation
By:     /s/ Andrew Lisa_____________________
Name: Andrew Lisa
Title: Director
By:     /s/ Michael Zoccoli___________________
Name: Michael Zoccoli
Title: Executive Director

Amendment No. 2 to Master Repurchase Agreement

SELLER:
RMTG LENDER LLC, a Delaware limited liability company
By: /s/ G. Douglas Lanois________________
Name: G. Douglas Lanois
Title: Chief Financial Officer

Amendment No. 2 to Master Repurchase Agreement